As filed with the Securities and Exchange Commission on October 3, 2017

Registration No. 333-205784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205784
UNDER THE SECURITIES ACT OF 1933

Black Knight, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5265638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue
Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Fidelity National Financial Group 401(k) Profit Sharing Plan

(Full Title of Plans)

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

Black Knight, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and address of agent for service)

(904) 854-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging Growth Company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 filed by Black Knight, Inc., a Delaware corporation (the “Company” or the “Registrant”), deregisters all shares of the Black Knight Financial Services, Inc. (the “Predecessor”) Class A common stock, par value $0.0001 per share (the “Shares”) remaining unissued under Registration Statement No. 333-205784, as filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2015 (the “Registration Statement”), registering an aggregate of 5,000,000 Shares under the Fidelity National Financial Group 401(k) Profit Sharing Plan (the “Plan”).

The Company is filing this Post-Effective Amendment No. 1 as a result of Predecessor’s completion of a reorganization and certain mergers, whereby the Company became the public parent holding company in accordance with Rule 414 of the Securities Act of 1933, and the Predecessor’s Shares will no longer be available for issuance under the Plan. In accordance with the undertaking made by the Predecessor in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, October 3, 2017.

Black Knight, Inc.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II	Executive Chairman, Director	October 3, 2017
William P. Foley, II

/s/ Thomas J. Sanzone	Chief Executive Officer (Principal Executive Officer)	October 3, 2017
Thomas J. Sanzone

/s/ Kirk T. Larsen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 3, 2017
Kirk T. Larsen

/s/ Thomas M. Hagerty	Director	October 3, 2017
Thomas M. Hagerty

/s/ David K. Hunt	Director	October 3, 2017
David K. Hunt

/s/ Ganesh B. Rao	Director	October 3, 2017
Ganesh B. Rao

/s/ Richard N. Massey	Director	October 3, 2017
Richard N. Massey

/s/ John D. Rood	Director	October 3, 2017
John D. Rood

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